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FOR IMMEDIATE RELEASE

For More Information Contact:

Guillermo Jofre, Chief Financial Officer
IMPSAT Fiber Networks, Inc.
Buenos Aires, Argentina
Tel: 54.11.4300.4007, ext. 3500 or
Tel: 54.11.4415.2011
www.impsat.com
or
Joe Mileti / Robin Weinberg
Citigate Dewe Rogerson Inc.
212.688.6840

                                  [IMPSAT LOGO]

IMPSAT FIBER NETWORKS, INC. ANNOUNCES THE LAUNCH OF US$300 MILLION IN 5-YEAR SENIOR NOTES

New York - February 16, 2000 -- IMPSAT Fiber Networks, Inc. (NASDAQ: IMPT) announced the consummation today of the sale of US$300,000,000 13 3/4% Senior Notes due 2005 pursuant to Rule 144A under the U.S. Securities Act of 1933, as amended.

IMPSAT intends to use the net cash proceeds from the offering of the notes for planned capital expenditures, including the further build-out of IMPSAT's pan-Latin American broadband network. Upon completion, the network will enable IMPSAT to provide high capacity, high-speed telecommunications and data services across the region. The funds will also be used for general corporate purposes.

The notes were sold pursuant to an applicable exemption from the registration requirements of the Securities Act and may not be offered or sold in the United States absent registration or an applicable exemption from the Securities Act's registration requirements.

ABOUT IMPSAT

IMPSAT Fiber Networks, Inc. is a leading provider of Internet and private network integrated data and voice telecommunications services in Latin America. IMPSAT is building an extensive pan-Latin American high capacity broadband network using advanced technologies, including IP/ATM switching, DWDM, and non-zero dispersion fiber optics. IMPSAT provides services to more than 1,700 national and multinational companies, government entities and wholesale services to carriers, ISPs and other service providers throughout the region. The company currently has operations in Argentina, Colombia, Venezuela, Ecuador, Mexico, Brazil and the United States.

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Statements made in this press release that state IMPSAT's intentions, beliefs, expectations, or predictions for the future are forward-looking statements. It is important to note that the company's actual results could differ materially from those projected in such forward-looking statements. Information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained in the company's filings with the U.S. Securities and Exchange Commission (SEC). Copies of these filings may be obtained by contacting IMPSAT or the SEC.

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